SCHEDULE A

Series of Bridge Builder Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets
Bridge Builder Bond Fund	0.32%
Bridge Builder Large Cap Growth Fund	0.44%
Bridge Builder Large Cap Value Fund	0.44%
Bridge Builder Small/Mid Cap Growth Fund	0.64%
Bridge Builder Small/Mid Cap Value Fund	0.64%
Bridge Builder Core Plus Bond Fund	0.36%
Bridge Builder Municipal Bond Fund	0.36%
Bridge Builder International Equity Fund	0.60%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to the Investment Advisory Agreement to be duly executed by their duly authorized officers, on this 19th day of February, 2015.

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A	OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/ Joseph C. Neuberger	By: /s/ William E. Fiala
Name: Joseph C. Neuberger	Name: William E. Fiala
Titl President	Title: Vice President

First approved by the Board of Trustees:  May 22, 2013
Schedule revised and last approved by the Board of Trustees: February 18-19, 2015

Schedule A – Investment Advisory Agreement